Exhibit 99.1

FIRST COMMUNITY BANK

OF AMERICA

Contact: Kenneth P. Cherven

Chief Executive Officer

(727) 520-0987

FOR IMMEDIATE RELEASE

NEWS

RELEASE

(November 5, 2003) – Carol K. Reid has been appointed Vice President and Manager of First Community Bank of America’s newest office in Largo at 2075 Seminole Boulevard, announced Scott C. Boyle, President of the Pinellas Region.

The Largo Office, which opened October 14, 2003, is a 2,000 square foot, full-service facility that features 2 drive-in teller lanes, 3 inside teller windows, and safe deposit boxes. A grand opening is scheduled for November 14, 2003.

Ms. Reid brings with her over 15 years experience managing banking facilities in Pinellas County, most recently with Southtrust Bank. “We are very excited to have Carol join our management team in Pinellas,” stated Mr. Boyle.

First Community Bank now has three offices to serve the Pinellas Region, Largo, Pinellas Park and St. Petersburg, bringing assets for that Region to over $100 million. The Bank also has a Charlotte Region with offices in Port Charlotte and Englewood.

First Community Bank Corporation of America, with assets of $173 million, is the holding company for First Community Bank of America, and trades on the NASDAQ SmallCap under the symbol “FCFL.”

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.